GraniteShares ETF Trust 485BPOS

Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated January 30, 2017, relating to the financial statements and financial highlights of Master Income ETF, a series of ETF Series Solutions, for the year ended November 30, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Financial Statements” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

December 15, 2017

C O H E N & C O M P A N Y , L T D .

800.229.1099 | 866.818.4538 fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board